EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Security Solutions, Inc.
(212) 829-5770

                  NETWORK-1 REPORTS SECOND QUARTER 2007 RESULTS


     NEW YORK, NEW YORK AUGUST 10, 2007-- Network-1 Security Solutions, Inc. (OTC BB: NSSI) today announced financial results for the second quarter ended June 30, 2007. Network-1 reported a net loss of ($1,337,000), or $(0.06) per share, for the second quarter ended June 30, 2007 as compared to a net loss of ($300,000), or $(.02) per share, for the second quarter ended June 30, 2006. Included in the net loss for the second quarter ended June 30, 2007 was an expense of $766,000 in non-cash compensation expenses. Network-1 had no revenues during the second quarter ended June 30, 2007.

     Network-1 reported a net loss from operations for the six month period ended June 30, 2007 of $(2,397,000), or $(0.11) per share, compared with a net loss of $(616,000), or $(0.03) per share, for the six month period ended June 30, 2006. Included in the net loss for the six months ended June 30, 2007 was an expense of $1,227,000 in non-cash compensation expenses. As of August 1, 2007, Network-1 had approximately $4,947,000 in cash and cash equivalents which management believes will be sufficient to fund its operations until at least December 2008.

     On April 16, 2007, Network-1 completed a private placement of its securities consisting of 3,333,333 shares of its common stock, at a purchase price of $1.50 per share, and five year warrants to purchase an aggregate of 1,666,667 shares of common stock at an exercise price of $2.00 per share resulting in gross proceeds of $5,000,000.

     On April 25, 2007 Network-1 agreed to a settlement of its patent infringement litigation against D-Link Corporation and D-Link Systems, (collectively "D-Link") in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of Network-1's Remote Power Patent (U.S. Patent No. 6,218,930). Under the terms of the settlement, D-Link has agreed to enter into a license agreement for the Remote Power Patent the terms of which shall include monthly royalty payments of 3.25% of the net sales of D-Link Power over Ethernet products, including those products which comply with the IEEE 802.3af and 802.3at Standards, for the full term of the Remote Power Patent, which expires in March 2020. The royalty rate will be subject to adjustment beginning after the first quarter of 2008 to a rate consistent with other similarly situated licensees of the Remote Power Patent based on units of shipments of licensed products. In addition, D-Link has agreed to pay Network-1 $100,000.

     The Remote Power Patent relates to, among other things, the delivery of power over Ethernet cables in order to remotely power network connected devices including, among others, wireless switches, wireless access points, RFID card readers, VoIP telephones and network cameras. In June 2003, the Institute of Electrical and Electronic Engineers (IEEE) approved the 802.3af Power over Ethernet ("PoE") standard which has led to the rapid adoption of PoE. The IEEE is currently working on the 802.3at Power over Ethernet Plus (PoE Plus) Standard which will increase the maximum power delivered to devices to 60 watts from the current 13 watts under 802.3af.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks. The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 17, 2001 and expires on March 7, 2020.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ADDRESS FUTURE EVENTS AND CONDITIONS CONCERNING THE COMPANY'S BUSINESS PLANS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES AS DISCLOSED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-QSB FOR THE QUARTER ENDED JUNE 30, 2007 INCLUDING, AMONG OTHERS, THE ABILITY OF NETWORK-1 TO OBTAIN LICENSE AGREEMENTS FROM THIRD PARTIES FOR ITS PATENT PORTFOLIO, UNCERTAINTY OF PATENT LITIGATION, THE COMPANY'S ABILITY TO ACHIEVE REVENUES AND PROFITS FROM ITS PATENT PORTFOLIO, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, FUTURE ECONOMIC CONDITIONS AND TECHNOLOGY CHANGES AND LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS. EXCEPT AS OTHERWISE REQUIRED TO BE DISCLOSED IN PERIODIC REPORTS, THE COMPANY EXPRESSLY DISCLAIMS ANY FUTURE OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN.

INVESTOR CONTACT:

     Alliance Advisors, LLC
     Alan Sheinwald, 914-244-0062
     asheinwald@allianceadvisors.net
     -------------------------------

The condensed statements of operations and condensed balance sheets are attached.

                       NETWORK-1 SECURITY SOLUTIONS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                    UNAUDITED

                                                     THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                          JUNE 30,                            JUNE 30,
                                               ------------------------------      ------------------------------
                                                   2007              2006              2007              2006
                                               ------------      ------------      ------------      ------------
Operating expenses:
          General and administrative           $    619,000      $    264,000      $  1,233,000      $    544,000
           Non Cash Compensation                    766,000            54,000         1,227,000           102,000
                                               ------------      ------------      ------------      ------------

LOSS BEFORE INTEREST INCOME                      (1,385,000)         (318,000)       (2,460,000)         (646,000)
Interest income - net                                48,000            18,000            63,000            30,000
                                               ------------      ------------      ------------      ------------
Net Loss                                       $ (1,337,000)     $   (300,000)     $ (2,397,000)     $   (616,000)
                                               ============      ============      ============      ============

LOSS PER COMMON SHARE: BASIC AND DILUTED       $      (0.06)     $      (0.02)     $      (0.11)     $      (0.03)
                                               ============      ============      ============      ============

WEIGHTED AVERAGE SHARES: BASIC AND DILUTED       22,589,449        19,049,724        21,194,834        18,444,617
                                               ============      ============      ============      ============

CONDENSED BALANCE SHEET AS OF 6/33/07



Cash and cash equivalents                   $ 5,145,000
                                            ===========

   Total current assets                     $ 5,179,000
                                            ===========

   Total assets                             $ 5,270,000
                                            ===========

   Total current liabilities                $   270,000
                                            ===========

   Total long term liabilities              $         0
                                            ===========

   Total stockholders' equity               $ 5,000,000
                                            ===========